UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2004

ARGOSY GAMING COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-11853	37-1304247
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

219 Piasa Street, Alton, Illinois		62002
(Address of principal executive offices)		(Zip Code)

(618) 474-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

The disclosure set forth below under “Item 2.03. Creation of a Direct Financial Obligation” is hereby incorporated by reference into this Item 1.01.

Item 2.03.  Creation of a Direct Financial Obligation

On September 30, 2004, Argosy Gaming Company (the “Company”) and substantially all of its wholly-owned operating subsidiaries entered into a Third Amended and Restated Credit Agreement with Wells Fargo Bank and other financial institutions.

The credit agreement, which amends and restates the Company’s existing credit agreement in its entirety, provides for a revolving credit facility of $500 million that terminates on September 30, 2009 and includes a $50 million sub-limit for the issuance of letters of credit.  The credit agreement also provides for a term loan in the aggregate principal amount of $175 million.  The term loan is payable in quarterly installments beginning on December 31, 2004 and ending on June 30, 2011.

The credit agreement is secured by liens on substantially all of the Company’s and its subsidiaries’ assets.  The credit agreement contains customary representations and warranties and affirmative and negative covenants including, among others, covenants relating to financial and compliance reporting, capital expenditures, restricted payments, maintenance of certain financial ratios, incurrence of liens, sale or disposition of assets and incurrence of other debt.

A default under the credit agreement would permit the participating banks to restrict the ability of the Company and its subsidiaries to further access the credit facility for loans, require the immediate repayment of any outstanding loans with interest and require the cash collateralization of outstanding letter of credit obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ARGOSY GAMING COMPANY,
a Delaware corporation

Date: October 6, 2004	By:		/s/ Dale R. Black
Name: Dale R. Black
		Title:	Senior Vice President and
Chief Financial Officer